Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No 333-222375) on Form S-1, (Nos. 333-189300 and 333-219968) on Form S-8 and (Nos. 333-215261, 333-196720 and 333-218839) on Form S-3 of eMagin Corporation of our report dated March 29, 2018, relating to the consolidated financial statements of eMagin Corporation, appearing in this Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2017.

/s/ RSM US LLP

Stamford, Connecticut

March 29, 2018